Exhibit (m)

                             FIRSTAR STELLAR FUNDS
                              AMENDED AND RESTATED
                                RULE 12B-1 PLAN

     This Rule 12b-1 Plan ("Plan") which was adopted as of December 5, 1990, is hereby amended and restated as of the 1st day of March 1999 by the Board of Trustees of FIRSTAR STELLAR FUNDS (the "Trust"), a Massachusetts business trust, with respect to certain portfolios of the Trust (the "Funds") and/or Shares ("Classes") of the Funds set forth in exhibits hereto.

     1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("Act"), so as to allow the Trust to make payments as contemplated herein, in conjunction with the distribution of Shares, or Classes of Shares, of the Funds ("Shares").

     2. This Plan is designed to finance activities of the Funds' distributor ("the Distributor") principally intended to result in the sale of Shares to include: (a) providing incentive to broker/dealers ("Brokers") to sell Shares and to provide administrative support services to the Funds and their shareholders; (b) compensating other participating financial institutions and other persons ("Administrators") for providing administrative support services to the Funds and their shareholders; (c) paying for the costs incurred in conjunction with advertising and marketing of Shares to include expenses of preparing, printing and distributing prospectuses and sales literature to prospective shareholders, Brokers or Administrators; and (d) other costs incurred in the implementation and operation of the Plan. In compensation for services provided pursuant to this plan, the Distributor will be paid a fee in respect of the Funds or Classes set forth in the applicable exhibit.

     3. Any payment to the Distributor in accordance with this Plan will be made pursuant to the "Distributor's Contract" entered into by the Trust and the Distributor. Any payments made by the Distributor to Brokers and Administrators with Funds received as compensation under this Plan will be made pursuant to written agreement based on the form attached as Appendix A or any other form approved by the Board of Trustees, Brokers and Administrators, the "Rule 12b-1 Agreement" will be entered into by the Distributor and the Broker or Administrator.

     4. The Distributor has the right (i) to select, in its sole discretion, the Brokers and Administrators to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Rule 12b-1 Agreement.

     5. Quarterly in each year that this Plan remains in effect, the Distributor shall prepare and furnish to the board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

     6. This Plan shall become effective with respect to each Fund or Class (i) after approval by majority votes of: (a) the Trust's Board of Trustees; (b) the Disinterested Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan; and (c) the outstanding voting securities of the particular Funds Class, as defined in Section 2(a) (42) of the Act and (ii) upon execution of an exhibit adopting this Plan with respect to such Class.

     7. This Plan shall remain in effect with respect to each Fund Class presently set forth on an exhibit and any subsequent Funds or Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Fund or Class at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Fund or Class after the first annual approval by the Trustees as described above, this Plan will be effective as to that Fund or Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 6(ii) above and will continue in effect until the next annual approval of this Plan by the Trustees and thereafter for successive periods of one year subject to approval as described above.

     8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

     9. This Plan may not be amended in order to increase materially the costs which the Funds or Classes may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the funds or Classes as defined in Section 2(a) (42) of the Act.

     10. This Plan may be terminated with respect to a particular Fund or Class at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the particular Fund or Class as defined in Section 2(a) (42) of the Act; or (c) by the Distributor on 60 days notice to the particular Trust.

     11. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

     12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.
                                                            Date:  March 1, 1999

                                   EXHIBIT A
                             FIRSTAR STELLAR FUNDS
     This Plan is adopted by Firstar Stellar Funds with respect to the Class of Shares of the portfolios of the Trust set forth below.

     In compensation for the services provided pursuant to this Plan, Distributor will be paid a monthly fee computed at the annual rate of 0.25 of 1% of the average aggregate net asset value of the Funds held during the month.

     This monthly fee is currently only applied to the share classes of the Treasury Fund, Growth Equity Fund, Relative Value Fund and The Stellar Fund listed below. When a Y class of shares is created for the other funds, they will pay a monthly fee as discussed above.

Treasury Fund - C
Tax-Free Money Market Fund - C
Ohio Tax-Free Money Market Fund - C
Growth Equity Fund - B
Relative Value Fund - A, B
Capital Appreciation Fund - A
The Stellar Fund - A
International Equity Fund - A
Strategic Income Fund - B
U.S. Government Income Fund - A, B
The Stellar Insured Tax-Free Bond Fund - A


                                                            Appendix A

                              RULE 12B-1 AGREEMENT

     This Agreement is made between the Financial Institution executing this Agreement ("Administrator") and Edgewood Services, Inc. ("Edgewood") for the mutual funds (referred to individually as the "Fund" and collectively as the "Funds") for which Edgewood serves as Distributor of shares of beneficial interest or capital stock ("Shares") and which have adopted a Rule 12b-1 Plan ("Plan") and approved this form of agreement pursuant to Rule 12b-1 under the Investment Company Act of 1940. In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. Edgewod hereby appoints Administrator to render or cause to be rendered sales and administrative support services to the Funds and their shareholders.

     2. The services to be provided under Paragraph 1 may include, but are not limited to advertising, compensation of sales personnel, mailing or prospectuses, providing assistance and review in designing materials to send to potential customers, and such other services as are primarily intended to result in sales of Shares by the Funds.

     3. During the term of this Agreement, Edgewood will pay the Administrator fees for each Fund as set forth in a written schedule delivered to the Administrator pursuant to this Agreement. Edgewood's fee schedule for Administrator may be changed by Edgewood sending a new fee schedule to Administrator pursuant to Paragraph 12 of this Agreement. For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the fee on the basis of the number of days that the Rule 12b-1 Agreement is in effect during the quarter.

     4. The Administrator will not perform or provide any duties which would cause it to be a fiduciary under Section 4975 of the Internal Revenue Code, as amended. For purposes of that Section, the Administrator understands that any person who exercises any discretionary authority or discretionary control with respect to any individual retirement account or its assets, or who renders investment advice for a fee, or has any authority or responsibility to do so, or has any discretionary authority or discretionary responsibility in the administration of such an account, is a fiduciary.

     5. The Administrator understands that the Department of Labor views ERISA as prohibiting fiduciaries of discretionary ERISA assets from receiving administrative service fees or other compensation from funds in which the fiduciary's discretionary ERISA assets are invested. To date, the Department of Labor has not issued any exemptive order or advisory opinion that would exempt fiduciary from this interpretation. Without specific authorization from the Department of Labor, fiduciaries should carefully avoid investing discretionary assets in any fund pursuant to an arrangement where the fiduciary it be compensated by the fund for such investment. Receipt of such compensation could violate ERISA provisions against fiduciary self-dealing and conflict of interest and could subject the fiduciary to substantial penalties.

     6. The Administrator agrees not to solicit or cause to be solicited directly, or indirectly at any time in the future, any proxies from the shareholders of any or all of the Funds in opposition to proxies solicited by management of the Fund or Funds, unless a court of competent jurisdiction shall have determined that the conduct of a majority of the Board of Directors or Trustees of the fund or Funds constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of their duties. This paragraph 6 will survive the term of this Agreement.

     7. With respect to each Fund, this Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Directors or Trustees of the Fund, including a majority of the members of the Board of Directors or Trustees of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Fund's Plan or in any related documents to the Plan ("Disinterested Directors or Trustees") cast in person at a meeting called for that purpose.

     8. Notwithstanding paragraph 7, this Agreement may be terminated as follows:

     (a) at any time, without payment of any penalty, by the vote of a majority of the Disinterested Directors or Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund as defined in the Investment Company Action of 1940 on not more than sixty (60) days' written notice to the parties to this Agreement;

     (b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940 or upon the termination of the "Administrative Support and Distributor's Contract" or "Distributor's Contract" between the Fund and Edgewood; and

     (c) by either party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

     9. The termination of this Agreement with respect to any one Fund will not cause the Agreement's termination with respect to any other Fund.

     10. The Administrator agrees to obtain any taxpayer identification number certification from its customers required under Section 3406 of the Internal Revenue Code, and any applicable Treasury regulations, and to provide Edgewood or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

     11. This Agreement supersedes any prior service agreements between the parties for the Funds.

     12. This Agreement may be amended by Edgewood from time to time by the following procedures. Edgewood will mail a copy of the amendment to the Administrator's address, as shown below. If the Administrator does not object to the amendment within thirty (30) days after its receipt, the amendment will become party of the Agreement. The Administrator's objection must be in writing and be received by Edgewood within such thirty days.

     13. This Agreement shall be construed in accordance with the Laws of the State of Wisconsin.

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                              Administrator

                              --------------------------------
                              Address

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                              City      State          Zip Code


                              Date:  --------------------------



                              By:  --------------------------
                                   Authorized Signature

                              --------------------------------
                              Title

                              --------------------------------
                              Print Name of Authorized Signature


                              Edgewood Services, Inc.
                              Federated Investors Tower
                              Pittsburgh, Pennsylvania  1522-37798


                              By:  ---------------------------------



                             FIRSTAR STELLAR FUNDS
                                   EXHIBIT TO
                              RULE 12B-1 AGREEMENT

                                        MAXIMUM CONTRACTUAL FEES:

Capital Appreciation Fund
     A Shares                                0.25% of ADNA
Growth Equity Fund
     B Shares                                0.25% of ADNA
Relative Value Fund
     A Shares                                0.25% of ADNA
     B Shares                                0.25% of ADNA
Strategic Income Fund
     B Shares                                0.25% of ADNA
Tax-Free Money Market Fund
     C Shares                                0.25% of ADNA
Treasury Fund
     C Shares                                0.25% of ADNA
U.S. Government Income Fund
     A Shares                                0.25% of ADNA
     B Shares                                0.25% of ADNA
The Stellar Fund
     A Shares                                0.25% of ADNA
The Stellar Insured Tax-Free Bond Fund
     A Shares                                0.25% of ADNA
International Equity Fund
     A Shares                                0.25% of ADNA
Ohio Tax-Free Money Market Fund
     C Shares                                0.25% of ADNA

ADNA = Average daily net assets